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                            STOCK PURCHASE AGREEMENT                 Exhibit "B"

          THIS STOCK PURCHASE AGREEMENT (the "Agreement") is being made this 26th day of May, 1995, by and among CC Acquisition Company A, L.L.C., a Delaware limited liability company (the "Purchaser" or "Acquisition Company A"), Sepa Technologies Ltd., Co. (the "Seller" or "SEPA"), a Georgia limited liability company, and John A. Servizio ("Servizio").

                              W I T N E S S E T H :

          WHEREAS, the Seller owns beneficially and of record 14,000,000 shares (the "Acquisition Shares") of the common stock, par value $.01 per share (the "Common Stock"), of Chyron Corporation (the "Company"), a New York corporation; and

          WHEREAS, the Purchaser desires to acquire 5,000,000 Acquisition Shares and to obtain a right of first refusal with respect to the remaining 9,000,000 Acquisition Shares and the Seller desires to sell 5,000,000 Acquisition Shares to the Purchaser and to grant the Purchaser a right of first refusal with respect to the remaining 9,000,000 Acquisition Shares, subject to the terms and conditions set forth below.

          NOW, THEREFORE, in consideration of the premises, representations, warranties, and covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

I.   PURCHASE AND SALE.

     SECTION 1.1      TERMS OF PURCHASE AND SALE.

          (a) Acquisition Company A shall acquire 5 million shares of the Common Stock of the Company in exchange for the aggregate purchase price of Two Million Six Hundred

     Thousand Dollars ($2,600,000) U.S., in accordance with the terms and provisions set forth below:

               (i) At the Closing (as defined in Section 1.2 hereof), Acquisition Company A shall deliver to the Seller by wire transfer, in immediately available funds to an account in the United States designated by the Seller, the sum of Two Million Six Hundred Thousand Dollars ($2,600,000) U.S.

               (ii) At the Closing, the Seller shall deliver, or, if on the Closing Date (as defined in Section 1.2 hereof) the Acquisition Shares are being held by the Escrow Agent (as defined in Section 6.5(d) hereof), the Seller shall cause the Escrow Agent to deliver, to Acquisition Company A, a stock certificate or certificates representing five million Acquisition Shares duly endorsed or accompanied by stock powers duly endorsed for transfer to Acquisition Company A. Such Acquisition Shares shall be delivered to Acquisition Company A free and clear of all liens, security interests, pledges, charges, claims of creditors, encumbrances, stockholders' agreements, voting trusts, and adverse claims of any kind or nature whatsoever. Such Acquisition Shares shall be "Registrable Stock", as such term is defined under that certain Registration Rights Agreement (the "Registration Rights Agreement"), dated December 27, 1991, between the Company and Pesa, Inc., a Delaware corporation; and registration rights (both demand and piggy-back) relating to such


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                      Acquisition Shares shall be validly transferred to the
                      Purchaser on the Closing Date, subject to the terms and conditions of the Registration Rights Agreement.

          (b) The Seller hereby grants to the Purchaser a right of first refusal to acquire the balance of the 9 million Acquisition Shares (the "Additional Shares") owned by the Seller. The Seller shall not sell or otherwise dispose of the Additional Shares except (x) to an Affiliate (as defined in Section 1.1(c) hereof), (y) in compliance with Section 1.1(d) below, or (z) in compliance with the provisions set forth below:

               (i) If SEPA proposes to dispose of the Additional Shares to a non-Affiliated third party, it shall deliver a notice (the "Sale Notice") signed by a duly authorized officer of SEPA to the Purchaser relating to the proposed disposition; provided, however, that no Sale Notice of any proposed disposition of the Additional Shares shall be valid unless SEPA shall have received prior to the date of the Sale Notice an offer therefor in writing from a BONA FIDE purchaser stating the price, terms, and conditions of the proposed sale. The Sale Notice shall specify the number of Additional Shares (the "Offered Shares") that SEPA intends to dispose of, identify and give the address of the person to whom SEPA proposes to dispose the Offered Shares, and indicate the price, terms, and conditions of the proposed disposition.

               (ii) Acquisition Company A shall have the irrevocable and exclusive option, but not the obligation, to purchase from SEPA the Offered Shares at the price and upon the terms and conditions equal to those offered by the


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                      prospective purchaser.  If Acquisition Company A elects to purchase the Offered Shares, it shall give written notice of such election within 30 days after the receipt of the Sale Notice; and the Closing regarding such Offered Shares shall occur within 90 days after receipt of the Sale Notice. Any transfer of the Offered Shares to Acquisition Company A shall include the valid transfer of the registration rights relating to such Offered Shares, subject to the terms and conditions of the Registration Rights Agreement.

               (iii) If SEPA gives a Sale Notice, and Acquisition Company A does not elect to purchase the Offered Shares within such 30-day period, SEPA may dispose of its Offered Shares to the person or persons at the price, and on the terms and conditions specified in the Sale Notice.

          (c) The term "Affiliate" of a person or entity or "Affiliated with" a specified person or entity means a person or entity that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the person or entity specified. The term "control" means the possession, directly or indirectly, alone or in concert with others, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of securities, by contract, or otherwise.

          (d) Notwithstanding Section 1.1(b) hereof, the Seller shall have the right to sell the Additional Shares pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended; PROVIDED, however, that no such sales shall be made during the two-year period following the Closing; and FURTHER PROVIDED that the aggregate amount of such Additional Shares sold each calendar year shall not exceed 500,000 shares.


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     SECTION 1.2      CLOSING.

          The Closing (the "Closing") of the transactions contemplated by this Agreement shall take place at the offices of Camhy Karlinsky & Stein LLP at 1740 Broadway, New York, New York 10019 at 10:00 a.m., New York City time on or before July 17, 1995 or such other time or date as the parties may mutually agree (the "Closing Date"), but in no event later than September 30, 1995.

     SECTION 1.3      OTHER TRANSACTIONS.

          On or prior to the Closing, the Seller shall provide the Company written notice of the transfer of the Acquisition Shares to Acquisition Company A, in accordance with Section 11 of the Registration Rights Agreement.

II.  REPRESENTATIONS AND WARRANTIES OF SELLER.

          The Seller represents and warrants to the Purchaser as follows:

     SECTION 2.1      SHARE OWNERSHIP.

          (a) The Acquisition Shares are owned by the Seller free and clear of all liens, security interests, pledges, charges, claims of creditors, encumbrances, stockholders' agreements, voting trusts, and adverse claims of any kind or nature whatsoever. Upon transfer to the Purchaser of the Acquisition Shares, the Seller will convey to the Purchaser good title to the Acquisition Shares, free and clear of all liens, security interests, pledges, charges, claims of creditors, encumbrances, stockholders' agreements, voting trusts, and adverse claims of any kind or nature whatsoever.

          (b) Upon transfer of the Acquisition Shares, and assuming that Acquisition Company A complies with Section 11 of the Registration Rights Agreement, the Acquisition Shares shall


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     be "Registrable Stock" as defined in the Registration Rights Agreement, and registration rights shall be attributable to such Acquisition Shares, subject to the terms and conditions of the Registration Rights Agreement.

     SECTION 2.2      LITIGATION AND CLAIMS.

          There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or investigation pending (to the Seller's knowledge), threatened, or (to the Seller's knowledge) in prospect therefor, that would prohibit the transactions contemplated pursuant to this Agreement.

     SECTION 2.3      ORGANIZATION.

          The Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Georgia.

     SECTION 2.4      AUTHORITY TO SELL.

          The Seller has all requisite power and authority to execute, deliver, and perform this Agreement and the instruments and documents contemplated hereby. All necessary company proceedings of the Seller have been duly taken to authorize the execution, delivery, and performance of this Agreement and the instruments and documents contemplated hereby. This Agreement has been duly authorized, executed, and delivered by the Seller, is the legal, valid, and binding obligation of the Seller, and is enforceable as to the Seller in accordance with its terms.

     SECTION 2.5      RESTRICTIONS.

          The Seller is under no contractual restriction or obligation that is materially inconsistent with the execution and performance of this Agreement. No consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any foreign, United States, state,


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local, or other governmental authority or any court or other tribunal is required by the Seller or any of its affiliated or controlling entities for the execution, delivery, or performance of this Agreement by the Seller. The transfer of the Acquisition Shares to the Purchaser has been approved by the requisite Spanish courts and governmental authorities, if required, and cannot be rescinded by any judicial or governmental authority.

III. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

          The Purchaser represents and warrants to the Seller as follows:

     SECTION 3.1      ORGANIZATION.

          The Purchaser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware.

     SECTION 3.2      AUTHORITY TO BUY.

          The Purchaser has the requisite power and authority to execute, deliver, and perform this Agreement and the instruments and documents contemplated hereby. All necessary company proceedings of the Purchaser have been duly taken to authorize the execution, delivery, and performance of this Agreement and the instruments and documents contemplated hereby. This Agreement has been duly authorized, executed, and delivered by the Purchaser, is the legal, valid, and binding obligation of the Purchaser, and is enforceable as to the Purchaser in accordance with its terms.

     SECTION 3.3      LITIGATION AND CLAIMS.

          There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or investigation pending (to the Purchaser's knowledge) threatened, or (to the Purchaser's


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knowledge) in prospect therefor, that would prohibit the transactions contemplated pursuant to this Agreement.

     SECTION 3.4      RESTRICTIONS.

          The Purchaser is not under any contractual restriction or obligation that is materially inconsistent with the execution and performance of this Agreement. No consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any foreign, United States, state, local, or other governmental authority or any court or other tribunal is required by the Purchaser or any Affiliate thereof for the execution, delivery, or performance of this Agreement by the Purchaser.

     SECTION 3.5      PURCHASES FOR INVESTMENT PURPOSES ONLY.

          The Purchaser is acquiring the Acquisition Shares for its own account for investment purposes only and with no intention of offering, distributing or reselling the Acquisition Shares or any part thereof in any transaction that would be in violation of any Federal or State securities laws, without prejudice, however, to any right of the Purchaser to sell or otherwise dispose of all or any part of the Acquisition Shares under a registration under the Securities Act of 1933, as amended, (hereinafter "Securities Act") and other applicable State securities laws or under an exemption from such registration available under the Securities Act and other applicable State securities laws. The Purchaser has not taken or caused to be taken, and shall not take or cause to be taken, any action that would cause the Purchaser, the Seller, the Company or any of their respective Affiliates to be deemed an underwriter, as defined in
Section 2(11) of the Securities Act.

     SECTION 3.6      SOPHISTICATED INVESTOR.

          (a) The Purchaser is a sophisticated investor as such term is contemplated under the Securities Act of 1933, as amended. The Purchaser recognizes that the Company emerged from


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     bankruptcy on December 27, 1991, and that the purchase of the Acquisition
     Shares involves significant risks. The Purchaser also recognizes that none of the proceeds from the purchase of the Acquisition Shares shall accrue to the benefit of the Company, but shall instead accrue to the benefit of the Seller.

          (b) The Purchaser is not relying upon the Seller, the Company, or any of their respective Affiliates, accountants, attorneys or financial advisors for advice with respect to whether the Purchaser's purchase of the Acquisition Shares constitutes a legal investment for the Purchaser or with respect to the tax or other legal consequences of such purchase.

     SECTION 3.7      RESTRICTED SECURITIES.

          (a) The Purchaser understands and agrees that (i) the sale of the Acquisition Shares has not been registered under the Securities Act or any State securities laws; and (ii) the Purchaser shall not offer or sell the Acquisition Shares except pursuant to registration under the Securities Act or an available exemption from registration under the Securities Act.

          (b) The Purchaser agrees to the imprinting, so long as appropriate, of any certificates representing the Acquisition Shares with a conspicuous legend in substantially the following form:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR UNDER ANY STATE SECURITIES LAWS. THESE SECURITIES SHALL NOT BE SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF EITHER (1) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS, OR (2) AN OPINION OF COUNSEL, AS MAY BE REASONABLY SATISFACTORY TO THE COMPANY, THAT THE PROPOSED


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          SALE OR TRANSFER IS IN ACCORDANCE WITH AN AVAILABLE EXEMPTION FROM THE
          REGISTRATION REQUIREMENTS OF THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

IV.  CONDITIONS TO OBLIGATIONS OF THE PURCHASER.

          The obligations of the Purchaser under this Agreement are subject, at the option of the Purchaser, to the satisfaction of the following conditions:

     SECTION 4.1      ACCURACY OF REPRESENTATIONS AND
                      COMPLIANCE WITH CONDITIONS.

          All representations and warranties of the Seller contained in this Agreement shall be accurate when made and, in addition, shall be accurate as of the Closing as though such representations and warranties were then made in exactly the same language by the Seller; as of the Closing, the Seller shall have performed and complied with all covenants and agreements and satisfied all conditions required to be performed and complied with by it at or before such time by this Agreement; and the Purchaser shall have received a certificate executed by the Seller, dated the Closing Date, to that effect.

     SECTION 4.2      OPINION OF COUNSEL.

          The Seller shall deliver to the Purchaser on the Closing Date the opinion or opinions of counsel to the Seller, in form and substance satisfactory to counsel for the Purchaser, substantially to the effect that:

          (a) The Seller is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Georgia.

          (b) This Agreement has been duly authorized, executed, and delivered by the Seller, constitutes the legal, valid, and binding obligation of the Seller, and (subject to applicable United


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     States bankruptcy, insolvency, and other laws affecting the enforceability of creditors' rights generally) is enforceable as to Seller in accordance with its terms.

          (c) To counsel's knowledge, the Seller is under no contractual restriction or obligation which is materially inconsistent with the execution and performance of this Agreement and the instruments and documents contemplated hereby. To Counsel's knowledge, no consent, authorization, approval, order, license, certificate, or permit of or from, or declaration or filing with, any governmental authority or any court or other tribunal is required by the Seller or any of its affiliated or controlling entities for the execution, delivery, or performance of this Agreement by the Seller.

          (d) The transfer of the Acquisition Shares by the Seller to the Purchaser does not require the approval of any Spanish courts or governmental authorities.

     SECTION 4.3      OTHER CLOSING DOCUMENTS.

          The Seller shall have delivered to the Purchaser at or prior to the Closing such other documents (including, without limitation, an incumbency certificate) as the Purchaser may reasonably request in order to enable the Purchaser to determine whether the conditions to their obligations under this Agreement have been met and otherwise to carry out the provisions of this Agreement.

     SECTION 4.4      LEGAL ACTION.

          There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.


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     SECTION 4.5      NO GOVERNMENTAL ACTION.

          There shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement, by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, in the sole judgment of the Purchaser, (a) makes any of the transactions contemplated by this Agreement, illegal, (b) results in a delay in the ability of the Purchaser to consummate any of the transactions contemplated by this Agreement, (c) imposes material limitations on the ability of the Purchaser effectively to exercise full rights of ownership of such Acquisition Shares including the right to vote such Acquisition Shares on all matters properly presented to the stockholders of the Company, or (d) otherwise prohibits, restricts, or delays consummation of any of the transactions contemplated by this Agreement or impairs the contemplated benefits to the Purchaser of any of the transactions contemplated by this Agreement.

     SECTION 4.6      PESA CLOSING.

          Pesa, Inc. and Acquisition Company A shall have closed an agreement relating to the acquisition of Common Stock of the Company.

V.   CONDITIONS TO OBLIGATIONS OF SELLER.

          The Obligations of the Seller under this Agreement are subject, at the option of the Seller, to the satisfaction of the following conditions:

     SECTION 5.1      ACCURACY OF REPRESENTATIONS AND
                      COMPLIANCE WITH CONDITIONS.

          All representations and warranties of the Purchaser contained in this Agreement shall be accurate when made and, in addition, shall be accurate as of the Closing as though such representations


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and warranties were then made in exactly the same language by the Purchaser; as of the Closing, the Purchaser shall have performed and complied with all conditions required to be performed and complied with by it at or before such time by this Agreement, and the Seller shall have received a certificate executed by an executive officer of the Purchaser, dated the Closing Date, to that effect.

     SECTION 5.2      OPINION OF COUNSEL.

          The Purchaser shall have delivered to the Seller on the Closing Date the opinion of counsel to the Purchaser, in form and substance satisfactory to counsel for the Seller, substantially to the effect that:

          (a) The Purchaser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware.

          (b) This Agreement has been duly authorized, executed, and delivered by the Purchaser, constitutes the legal, valid, and binding obligation of the Purchaser, and (subject to applicable United States bankruptcy, insolvency, and other laws affecting the enforceability of creditors' rights generally) is enforceable as to the Purchaser in accordance with its terms.

     SECTION 5.3      OTHER CLOSING DOCUMENTS.

          The Purchaser shall have delivered to the Seller at or prior to the Closing such other documents (including, without limitation, an incumbency certificate) as the Seller may reasonably request in order to enable the Seller to determine whether the conditions to its obligations under this Agreement have been met or otherwise to carry out the provisions of this Agreement.


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     SECTION 5.4      PESA AGREEMENT.

          PESA, Inc. and Acquisition Company A shall have closed an agreement relating to the acquisition of Common Stock of the Company.

     SECTION 5.5      LEGAL ACTION.

          There shall not have been instituted or threatened any legal proceeding relating to, or seeking to prohibit or otherwise challenge the consummation of, the transactions contemplated by this Agreement, or to obtain substantial damages with respect thereto.

     SECTION 5.6      NO GOVERNMENTAL ACTION.

          There shall not have been any action taken, or any law, rule, regulation, order, judgment, or decree proposed, promulgated, enacted, entered, enforced, or deemed applicable to the transactions contemplated by this Agreement (including, without limitation, compliance with the Securities Act), by any federal, state, local, or other governmental authority or by any court or other tribunal, including the entry of a preliminary or permanent injunction, which, (a) makes any of the transactions contemplated by this Agreement, illegal, (b) results in a material delay in the ability of the Seller to consummate any of the transactions contemplated by this Agreement, or (c) otherwise prohibits, restricts, or delays consummation of any of the material transactions contemplated by this Agreement or materially impairs the contemplated material benefits to the Seller of any of the transactions contemplated by this Agreement.


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VI.  COVENANTS OF SELLER AND SERVIZIO.

          The Seller and Servizio covenant and agree as follows:

     SECTION 6.1      CONTROL OF BOARD.

          The Seller and Servizio shall use their best efforts to facilitate the transfer of control of the Board of Directors of the Company immediately following the Closing.

     SECTION 6.2      STOCK OPTIONS.

          Until the Release Time (as defined in Section 6.5(b)), the Seller and Servizio shall use their best efforts to prevent the Company from granting stock options under the Chyron Corporation 1995 Long-Term Incentive Plan.

     SECTION 6.3      ADVICE OF CHANGES.

          Until the Release Time, the Seller or Servizio will immediately advise the Purchaser in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it or he obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in this Agreement or schedules or exhibits hereto, which (if existing and known at any time prior to or at the Closing) would make the performance by any party of this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

     SECTION 6.4      PUBLIC STATEMENTS.

          Until the Release Time, the Seller and Servizio shall not disseminate any information to the public regarding this Agreement or the transactions contemplated hereby, without the prior written


                                      -15-
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consent of the Purchasers, which consent shall not be unreasonably withheld.
Notwithstanding the foregoing, nothing contained herein shall prevent the Seller or Servizio from disclosing any information as required by the U.S. Federal Securities laws, the rules governing the New York Stock Exchange, to any governmental authority if required to do so by law, or to any court or tribunal.

     SECTION 6.5      OTHER PROPOSALS.

          (a) Until the Release Time, the Seller and Servizio shall not, and shall neither authorize nor permit any officer, director, employee, counsel, agent, investment banker, accountant, affiliate, or other representative of the Seller or Servizio, directly or indirectly, to: (i) discuss with any person or entity in an effort to solicit any Proposal (as such term is defined in this Section 6.5(a)); (ii) cooperate with, or furnish or cause to be furnished any non-public information relating to the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of the Company, to any person or entity in connection with any Proposal; (iii) negotiate with any person or entity with respect to any Proposal; or (iv) enter into any agreement or understanding with the intent to effect a Proposal. As used in this
     Section 6.5, the term "Proposal" shall mean any proposal, other than as contemplated by this Agreement, (x) for a merger, consolidation, reorganization, other business combination, or recapitalization involving the Company, for the acquisition of a one percent (1%) or greater interest in the equity or in any class or series of capital stock of the Company, for the acquisition of the right to cast one percent (1%) or more of the votes on any matter with respect to the Company, or for the acquisition of a substantial portion of any of its assets other than in the ordinary course of its businesses or (y) the effect of which may be to prohibit, restrict, or delay the consummation of any of the transactions contemplated by this Agreement or impair the contemplated benefits to the Purchaser or of any of the transactions contemplated by this Agreement.

          (b)  The term "Release Time" shall mean the earlier to occur of
     (i) the Closing Date; (ii) the rightful termination of this Agreement by the Seller; (iii) the abandonment of this Agreement by both parties pursuant to Section 1.2 hereof; or (iv) September 30, 1995.

          (c) In the event that Section 6.5 is breached, the Seller or Servizio shall promptly pay Acquisition Company A (i) the greater of (x) $1 million or (y) 50% of the difference in fair market values inherent in the third party offer plus (ii) all legal, accounting, and other fees, costs, and expenses reasonably incurred by the Purchaser in connection with this Agreement and the enforcement thereof provided that such additional costs and expenses shall not exceed $375,000. The sums referred to in this
     Section 6.5(c) shall be the exclusive remedy of the Purchaser for a breach of Section 6.5. The obligations of the Seller and Servizio pursuant to this Section 6.5(c) are joint and several.

          (d) On the date hereof, as security for the Seller's and Servizio's obligations pursuant to Article I and Section 6.5 hereof, the Seller shall deposit and deliver to First Union National Bank of North Carolina, a national banking association (the "Escrow Agent") 14 million Acquisition Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank (the "Escrowed Property"). The Escrow Agent shall hold and dispose of the Escrowed Property in accordance with the terms and provisions of the Escrow Agreement (the "Escrow Agreement") which shall be executed and delivered simultaneously with this Agreement, and which shall be mutually acceptable to the parties hereto.


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

     SECTION 6.6      VOTING BY STOCKHOLDERS.

          The Seller agrees that until the Release Time, it will vote all securities of the Company which it is entitled to vote against (except as otherwise contemplated by this Agreement) (a) any merger, consolidation, reorganization, other business combination, or capitalization involving the Company, (b) any sale of assets of the Company, (c) any stock split, stock dividend, or reverse stock split relating to any class or series of the Company's stock, (d) any issuance of any shares of capital stock of the Company, any option, warrant, or other right calling for the issuance of any such share of capital stock, or any security convertible into or exchangeable for any such share of capital stock, (e) any authorization of any other class or series of stock of the Company, (f) the amendment of the certificate of incorporation (or other charter document) or the by-laws of the Company, or (g) any other proposition the effect of which may be to prohibit, restrict, or delay materially the consummation of any of the transactions contemplated by this Agreement or to impair materially the contemplated benefits to the Purchaser of the transactions contemplated by this Agreement.

     SECTION 6.7      VOTING.

          After the Closing Date, SEPA shall vote all shares of Common Stock of the Company that it beneficially owns in accordance with the directions of Acquisition Company A. In furtherance of this purpose, SEPA shall deliver to Acquisition Company A, at the Closing, SEPA's proxy relating to the voting of such Common Stock.

VII. COVENANTS OF PURCHASER.

          The Purchaser covenants and agrees as follows:

     SECTION 7.1      CONFIDENTIALITY.

          The Purchaser shall insure that all confidential information, if any, which the Purchaser may receive from the Seller shall not be disclosed to any other person or entity at any time or used by any of them without the prior written consent of the Seller; provided, however, that the restrictions of this sentence shall not apply (a) after the Closing takes place, (b) as may otherwise be required by law, (c) as may be necessary or appropriate in connection with the enforcement of this Agreement, or (d) to the extent the information shall have otherwise become publicly available.

     SECTION 7.2      MANAGEMENT AGREEMENT.

          (a) The Purchaser shall not take any action to cancel the Management Agreement of SEPA with the Company, prior to December 31, 1997. SEPA agrees that management fees under such Management Agreement shall be subject to an annual limit of $1.5 million.

          (b) The Purchaser and SEPA agree to negotiate in good faith the modification of certain terms of the Management Agreement in order to provide for the deferral of payments (upon payment of interest thereon) to SEPA thereunder, in light of the cash flow of the Company.

     SECTION 7.3      ADVICE OF CHANGES.

          Until the Release Time, the Purchaser will immediately advise the Seller in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it or he obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed in this Agreement or schedules or exhibits hereto, which (if existing and known at any time prior to or at the Closing) would make the performance by any party of this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Closing) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

     SECTION 7.4      PUBLIC STATEMENTS.

          Until the Release Time, the Purchaser shall not disseminate any information to the public regarding this Agreement or the transactions contemplated hereby, without the prior written consent of the Seller, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, nothing contained herein shall prevent the Purchaser from disclosing any information as required by the U.S. Federal Securities laws, the rules governing the New York Stock Exchange, to any governmental authority if required to do so by law, or to any court or tribunal.

VIII.      INDEMNIFICATION; SURVIVAL; LIMITATIONS ON LIABILITY.

     SECTION 8.1      INDEMNIFICATION.

          (a) Subject to the terms and conditions set forth in Section 8.2, the Seller agrees to indemnify and hold harmless the Purchaser, its officers, directors, employees, counsel, and agents, (collectively, the "Indemnitees"), against and in respect of any and all claims, suits, actions, proceedings (formal or informal), investigations, judgments, deficiencies, damages, settlements, liabilities, and reasonable legal and other expenses related thereto (collectively, "Claims"), as and when incurred, arising out of or based upon any breach of any representation, warranty, covenant, or agreement of the Seller contained in this Agreement (including the exhibits and schedules attached hereto) and any document, instrument or certificate delivered pursuant to this Agreement.

          (b) Each Indemnitee shall give the Seller prompt notice of any claim asserted or threatened against such Indemnitee on the basis of which such Indemnitee intends to seek indemnification (but the obligations of the Seller shall not be conditions upon receipt of such notice, except to the extent that the indemnifying party is actually prejudiced by such failure to give notice). The Seller shall promptly assume the defense of any Indemnitee, with counsel reasonably satisfactory to such Indemnitee, and the fees and expenses of such counsel shall be at the sole cost and expense of the Seller. Notwithstanding the foregoing, any Indemnitee shall be entitled, at his or its expense, to employ counsel separate from counsel for the Seller and from any other party in such action, proceeding, or investigation. No Indemnitee may agree to a settlement of a claim without the prior written approval of the Seller, which approval shall not be unreasonably withheld.

     SECTION 8.2      SURVIVAL.

          (a) Subject to the provisions of Section 8.2(b), the covenants, agreements, representations, and warranties contained in or made pursuant to this Agreement shall survive the Closing and the delivery of the purchase price by the Purchaser.

          (b) The liabilities and obligations of the Seller and the Purchaser under this Agreement shall be subject to the following limitations:

               (i) The Seller and the Purchaser shall have no liability or obligation with respect to any claim for a breach of a representation or warranty under this Agreement made after two (2) years from the Closing Date; and

               (ii) The Seller and the Purchaser shall not be responsible for any claims until the cumulative aggregate amount thereof shall exceed Twenty-Five Thousand ($25,000.00) Dollars (the "Minimum Amount") in which case the Seller or the Purchaser, as the case may be, shall then be liable for all amounts in excess of the Minimum Amount.

IX.  MISCELLANEOUS.

     SECTION 9.1      BROKERAGE FEES.

          (a) If any person shall assert a claim to a fee, commission, or other compensation on account of alleged employment as a broker or finder, in connection with or as a result of any of the transactions contemplated by this Agreement, the party purportedly engaging such broker or finder shall indemnify and hold harmless the other parties against any and all Claims (as defined in Section 8.1), as and when incurred, arising out of, based upon, or in connection with such Claim by such person, except to the extent that it is determined in any suit, action, or proceeding that such other parties had engaged such broker or finder.

          (b) The Seller represents and warrants that it has not entered into any agreement with Percival Hudgins and Company, Inc. ("Percival Hudgins"). Based on this representation, the Purchaser agrees that the Seller shall not be liable or have any obligation with respect to any claim for a fee, commission, or other compensation claimed by Percival Hudgins against the Company.

     SECTION 9.2      FURTHER ACTIONS.

          At any time and from time to time, each party agrees, as its expense, to take such actions and to execute and deliver such documents or instruments as may be reasonably necessary to effectuate the purposes of this Agreement.

     SECTION 9.3      SUBMISSION TO JURISDICTION.

          Each of the parties hereto irrevocably submits to the jurisdiction of the courts of the State of New York and of any Federal court located in the State of New York in connection with any action or proceeding arising out of or relating to this Agreement or of any document or instrument delivered pursuant to, in connection with, or simultaneously with this Agreement.

     SECTION 9.4      MERGER; MODIFICATION.

          This Agreement, the Escrow Agreement, and the schedules, exhibits, and certificates attached hereto set forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements concerning such subject matter, and may be modified only by a written instrument duly executed by each party to be charged.

     SECTION 9.5      NOTICES.

          Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested (or by the most nearly comparable method if mailed from or to a location outside of the United States) or by Federal Express, U.S. Express Mail, or similar overnight delivery or courier service or delivered (in person or by telecopy, or similar telecommunications equipment) against receipt to the party to whom it is to be given at the address of such party set forth below (or to such other address as the party shall have furnished in writing in accordance with the provisions of this
Section 9.5):

    Purchaser:

          Michael Wellesley-Wesley
          Camhy Karlinsky & Stein LLP
          1740 Broadway
          New York, New York  10019
          Attn:  Dan DeWolf


    with a copy (which copy shall not constitute notice) to:

          Sheldon D. Camhy, Esq.
          Camhy Karlinsky & Stein LLP
          1740 Broadway
          New York, New York  10019


    Seller or Servizio:

          Mr. Miguel S. Moraga
          Treasurer and Chief Financial Officer
          Pesa, Inc.
          5 Hub Drive
          Melville, New York  11087


    with a copy (which copy shall not constitute notice) to:

          John C. Jost, Esq.
          Dow Lohnes & Albertson
          1255 Twenty-Third Street, N.W.
          Washington, D.C. 20037

    Any notice or other communication given by certified mail (or by such comparable method) shall be deemed given at the time of certification thereof (or comparable act) except for a notice changing a party's address which will be deemed given at the time of receipt thereof. Any notice given by other means permitted by this SECTION 9.5 shall be deemed given at the time of receipt thereof.

    SECTION 9.6     WAIVER.

          Any waiver by any party of a breach of any terms of this Agreement shall not operate as or be construed to be a waiver of any other breach of that term or of any breach of any other term of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions will not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.

    SECTION 9.7     BINDING EFFECT.

          The provisions of this Agreement shall be binding upon and inure to the benefit of the Purchaser, and its respective successors and assigns and the Seller and Servizio and its or his respective successors, assigns, heirs, and personal representatives, and shall inure to the benefit of each Indemnitee and its successors and assigns (if not a natural person) and his assigns, heirs, and personal representatives (if a natural person).

    SECTION 9.8     NO THIRD-PARTY BENEFICIARIES.

          This Agreement does not create, and shall not be construed as creating, any rights enforceable by any person not a party to this Agreement (except as provided in 9.7).

    SECTION 9.9     SEPARABILITY.

          If any provision of this Agreement is invalid, illegal, or unenforceable, the balance of this Agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

    SECTION 9.10    HEADINGS.

          The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

    SECTION 9.11    COUNTERPARTS; GOVERNING LAW.

          This Agreement may be executed in any number of counterparts (and by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the rules governing the conflicts of laws.

    SECTION 9.12    ENGLISH LANGUAGE.

          This Agreement shall be governed solely by the English language version of this Agreement. Any translated version shall not be binding upon the parties.

          IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

SEPA TECHNOLOGIES LTD. CO.              CC ACQUISITION COMPANY A, L.L.C.


By: /s/ John A. Servizio                By:  /s/ Michael I. Wellesley-Wesley
    -----------------------------            ----------------------------------
    Name:  John A. Servizio                  Name:  Michael I. Wellesley-Wesley
    Title:   Chairman & CEO                  Title:   Vice President




/s/ John A. Servizio
- -----------------------------
John A. Servizio